PLAN AND AGREEMENT OF DISTRIBUTION
                               FOR CLASS C SHARES

This plan and agreement, dated as of July 11, 2002, is by and between AXP(R) Partners International Series, Inc., a Minnesota Corporation, on behalf of its underlying series AXP(R) Partners International Core Fund and AXP(R) Partners International Small Cap Fund (the "Funds") and American Express Financial Advisors Inc., a Delaware Corporation, ("AEFA") the principal underwriter of the Funds, for distribution services to the Funds.

The plan and agreement has been approved by members of the Board of Directors (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Funds will reimburse AEFA for expenses incurred in connection with the distribution of the Fund's shares and providing personal service to shareholders. These expenses include sales commissions; business, employee and financial advisor expenses charged to distribution of Class C shares; and overhead appropriately allocated to the sale of Class C shares.

2. A portion of the fee under the agreement will be used to compensate AEFA, financial advisors and other servicing agents for personal service to shareholders. Fees paid will be used to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved.

3. AEFA agrees to monitor the services it provides, to measure the level and quality of services, and to provide training and support to financial advisors and servicing agents. AEFA will use its best efforts to assure that other distributors provide comparable services to shareholders.

4. The fee under this agreement will be equal on an annual basis to 1.00% of the average daily net assets of the Funds attributable to Class C shares. Of that amount, 0.75% shall be reimbursed for distribution expenses. The additional 0.25% shall be paid to AEFA to compensate AEFA, financial advisors and servicing agents for personal service to shareholders and maintenance of shareholder accounts. The amount so determined shall be paid to AEFA in cash within five (5) business days after the last day of each month.

5. The Funds understand that if a shareholder redeems Class C shares in the first year of ownership, AEFA will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.


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6.   AEFA agrees to provide at least quarterly an analysis of expenses under this agreement and to meet with representatives of the Funds as reasonably requested to provide additional information.

7. The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

8. The plan and agreement may not be amended to increase materially the amount that may be paid by the Funds without the approval of a least a majority of the outstanding shares of the relevant class. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

9. This agreement may be terminated at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Funds and have no financial interest in the operation of the plan and agreement, or by vote of a majority of the outstanding shares of the relevant class, or by AEFA. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.


AXP PARTNERS INTERNATIONAL SERIES, INC.
      AXP Partners International Core Fund
      AXP Partners International Small Cap Fund


/s/ Leslie L. Ogg
----------------------------------
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.


/s/ Paula R. Meyer
-----------------------------------
    Paula R. Meyer
    Senior Vice President and General Manager -- Mutual Funds